EXHIBIT NO. 99.1

[logo]	News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826 Investors - Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and United Steelworkers of America Reach Tentative Agreement;

Company Provides Updated Third Quarter Guidance

MIDDLETOWN, OH, September 12, 2005—AK Steel Corporation (NYSE: AKS) and the United Steelworkers of America (USW) have reached a tentative agreement on all the terms and conditions of a new labor agreement covering about 750 hourly production and maintenance employees of Local 1865 at the Ashland Works in Kentucky. The tentative agreement is subject to ratification by Local 1865 members. The parties said that all planned production and maintenance work at the plant will continue uninterrupted during the ratification process.

“We are pleased that we have reached a tentative agreement that both parties believe serves their needs in this competitive environment,” said James L. Wainscott, president and CEO of AK Steel.

In addition, the company announced today that, in light of record-high prices for natural gas, and higher than expected costs for scrap, it now expects to report an operating loss for the third quarter of 2005, instead of an operating profit.

“While our shipment levels remain strong and spot market selling prices continue to rebound, we have experienced substantial cost increases for our steelmaking inputs, especially natural gas and scrap, due to the devastating effects of Hurricane Katrina,” said Mr. Wainscott. “We are fortunate that we succeeded in securing all necessary inputs to maintain our current level of operations,” he continued, “but, unfortunately, it is going to be more costly than we could have envisioned at the start of the third quarter.”

AK Steel previously provided guidance that it expected to generate an operating profit of approximately $10 per ton on estimated shipments of 1,625,000 tons for the third quarter of 2005. The company currently expects third quarter shipments to be approximately 1,675,000 tons. However, based on its current assessment of the impact of the unexpected cost increases discussed above, the company currently estimates that it will incur an operating loss of approximately $20 per ton in the third quarter. This updated guidance excludes the costs associated with the above-mentioned tentative labor agreement covering USW members at the company’s Ashland Works.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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